UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 2, 2012

OPTi, Inc.
(Exact name of registrant as specified in its charter)

California
(State or Other Jurisdiction of Incorporation)

0-21422 (Commission File Number)	77-0220697 (IRS Employer Identification Number)

One First Street, Suite 14
Los Altos, California 94022
(Address of principal executive offices including zip code)

(650) 213-8550
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendment to Bylaws

Pursuant to the request of Salvatore Muoio and his affiliates (“Muoio”) (please see Item 8.01 below concerning Muoio’s status as majority shareholder of the Company), the Company’s Board of Directors has amended the Company’s Bylaws effective October 2, 2012, to provide that the Board shall increase in size from four members to five members.  The second sentence of Section 3.2 of the Company’s Bylaws has been amended to read:  “The exact number of directors shall be five (5) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or the shareholders.”

Item 5.08.  Shareholder Director Nominations

The Company has set October 26, 2012, as the new deadline for shareholder proposals, including director nominations.  Proposals of shareholders intended to be presented at the Annual Meeting must be received at the Company’s offices not later than October 26, 2012.  Such proposals must also satisfy the other requirements for shareholder proposals as set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Item 8.01.  Other Matters

As previously reported, Muoio has acquired an aggregate of 5,832,098 shares of the Company’s common stock, representing 50.08% of the Company’s outstanding shares.  Muoio’s position as the majority shareholder of the Company affords him substantial rights under California’s General Corporation Law, including, but not limited to, the ability to elect three of five members of the Board of Directors (assuming cumulative voting), to remove members of the Board, and to take action by written consent without notice that may be taken at an annual or special meeting of the shareholders.

Muoio has indicated his interest in nominating three members for the Company’s Board of Directors. As disclosed in the Company’s Form 8-K, dated August 8, 2012, and Form 10-Q, dated August 20, 2012, the Company’s Annual Meeting was moved to November 26, 2012.

However, to accommodate Muoio’s request to nominate members to the Board of Directors, the Company has set a new Annual Meeting date of December 13, 2012, thereby allowing Muoio and other shareholders the opportunity to nominate directors in compliance with the Company’s nominating procedures.  The record date for the Annual Meeting will be November 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTi, Inc.

Date: October 2, 2012	By:	/s/ Michael Mazzoni
Michael Mazzoni
Chief Financial Officer